Exhibit 99.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Michael P. Whitman and John P. Gandolfo of Power Medical Interventions, Inc. and Jeffery L. Quillen, Robert W. Sweet, and Robert S. Warren of Foley Hoag LLP,  each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Power Medical Interventions, Inc. The authority of Michael P. Whitman, John P. Gandolfo, Jeffery L. Quillen, Robert W. Sweet, and Robert S. Warren under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of Power Medical Interventions, Inc., unless earlier revoked in writing. The undersigned acknowledges that Michael P. Whitman, John P. Gandolfo, Jeffery L. Quillen, Robert W. Sweet, and Robert S. Warren are serving in the capacity as attorney-in-fact at the request of the undersigned and are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned’s filing obligations with respect to securities of Power Medical Interventions, Inc. who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated: 10/24/07	/s/ John P. Gandolfo
John P. Gandolfo